                                                                    Exhibit 99.1


            LIGHTBRIDGE REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS
         Company meets recently increased revenue and earnings guidance
          Acquisition of Authorize.Net Expected to be Accretive in 2004

BURLINGTON, MA - April 28, 2004 -- Lightbridge, Inc. (Nasdaq: LTBG), a leading provider of technology solutions that manage customer transactions, today reported financial results for the first quarter 2004. Revenues increased 4.2% in the first quarter 2004 to $29.6 million versus $28.4 million in the first quarter 2003. Revenue performance was driven primarily by stronger Transaction volume and increased activity in Software Licensing and Hardware, when compared to the year-ago quarter. The Company reported a net loss of $723,000, or $0.03 per share, during the first quarter 2004, versus a net loss of $357,000, or $0.01 per share, in the same period last year. First quarter 2004 results included restructuring costs of $499,000, in-process research and development costs related to Authorize.Net of $661,000 and a tax benefit of $292,000. First quarter 2003 results included restructuring costs of $77,000.

Pamela D.A. Reeve, President and Chief Executive Officer of Lightbridge stated, "Subscriber activity showed momentum in the first quarter across most wireless carriers, which was beneficial to our core business. With technology spending on the rise, we aim to be the clear provider of choice for customer transaction management. This quarter is a solid start to a year in which we expect to see positive results from our R&D investments, acquisition initiatives and cost alignment activity all aimed at the growth and long-term profitability of the Company."

COMPANY COMPLETES AUTHORIZE.NET ACQUISITION

On March 31, 2004, Lightbridge completed its purchase of Authorize.Net Corporation for $82 million, exclusive of acquisition costs. Authorize.Net provides secure, reliable, Internet Protocol (IP) based payment gateway solutions that enable merchants to authorize, settle and manage electronic transactions anytime, anywhere, via Websites, at retail locations, and on wireless devices. Authorize.Net has a diverse customer base and operates 24 hours per day.

Lightbridge expects Authorize.Net to be accretive to 2004 earnings in the range of $0.03 to $0.04 per diluted share. For the first quarter 2004, the assets of Authorize.Net are included in the Company's financial statements as "Unallocated Purchase Price" pending the completion of the purchase accounting.
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               LIGHTBRIDGE REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS - PAGE 2


Ms. Reeve concluded, "We utilized our assets to purchase an established and profitable leader in the transactions payment business. We are pleased this new business will afford us generous opportunities to further leverage our expertise in transaction processing and diversify the Company's revenue and grow its profitability. We believe this acquisition provides immediate benefits to our shareholders, clients and partners who are all committed to Lightbridge's success over the long-term."

AUTHORIZE.NET - FIRST QUARTER 2004 RESULTS

Since the acquisition by Lightbridge occurred on March 31, 2004, Authorize.Net operating results for the first quarter 2004 were reported as a segment in the financial statements of its former parent company, InfoSpace, Inc. (Nasdaq:
INSP) and are not included in Lightbridge's financial statements for the same period.

As reported by Infospace earlier today, Authorize.Net's financial results were as follows:

- Revenue for the first quarter 2004 was $8.4 million, a 32% increase from the year-ago period and a sequential increase of 7% from the fourth quarter 2003. Authorize.Net's revenue stems from resellers and over 95,000 merchants using its payment platform to run their eCommerce business operations, including 4,000 new merchant accounts added during the first quarter 2004. In the first quarter 2004, no reseller produced more than 9% of revenue and the top 100 merchants contributed approximately 13% of revenue.

- Authorize.Net's segment income as defined by InfoSpace was $2.8 million for the first quarter 2004, compared to $2.8 million in the fourth quarter 2003 and $1.3 million in the first quarter 2003.

Historically, InfoSpace has excluded certain expenses in the calculation of Authorize.Net's segment income. These expenses include depreciation, amortization and other corporate charges. Lightbridge plans to separately identify Authorize.Net's revenue, cost of revenues, gross margin and operating margin in subsequent financial statements.

In cooperation with InfoSpace, the Company is preparing audited financial statements for the three years ended December 31, 2003 for the Authorize.Net business and expects to file those statements with the Securities and Exchange Commission prior to the end of the second quarter 2004.


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               LIGHTBRIDGE REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS - PAGE 3


COMPANY GUIDANCE - SECOND QUARTER 2004

Lightbridge estimates revenue for the second quarter 2004 to range between $36.5 million and $38.0 million, with Authorize.Net expected to contribute between $8.5 million and $8.7 million.

Earnings per share for the second quarter 2004 are anticipated to range between ($0.02) and $0.02.

AUTHORIZE.NET - ADDITIONAL GUIDANCE

Gross margin for the second quarter 2004 is expected to range between 78% and 85%, with cost of revenues consisting primarily of salaries and IT expenses. Authorize.Net's second quarter 2004 operating margin, including depreciation, amortization, in-process R&D charges and integration expenses, is expected to range between 14% and 16%.

Authorize.Net's 2004 operating expenses are expected to include one-time charges of approximately $661,000 for in-process R&D and approximately $1.0 million for integration and infrastructure upgrade expenses. Operating expenses consist of research and development, sales and marketing and general and administrative expenses. For the balance of 2004, Authorize.Net expects to incur a depreciation expense of between $1.0 million to $1.1 million and an amortization expense of between $1.9 million and $2.2 million.

For full year 2005, depreciation expense for Authorize.Net is expected to be approximately $1.3 million (excluding any additions of new capital), and amortization expense is expected to range between $2.5 million and $2.9 million.

SELECT HIGHLIGHTS FROM THE FIRST QUARTER 2004

Cash and Short-term Investments -- On March 31, 2004, the Company had $49.4 million in cash and short-term investments, equating to $1.83 per basic share of outstanding common stock.

New Call Center Opened -- On April 15, 2004, Lightbridge opened a new call center in Liverpool, Nova Scotia, Canada. This state-of-the-art facility, which complements its current U.S.-based call centers, will enable the Company to more cost-effectively balance transaction volumes, hours of operation and service operations for its global client base.

Stock Repurchase Program -- During the quarter ended March 31, 2004, Lightbridge repurchased approximately 115,000 shares of its common stock under the terms of its Stock Repurchase Program.


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               LIGHTBRIDGE REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS - PAGE 4


Since the program's inception in September 2001, the Company has repurchased more than 2 million shares of its common stock and retains authorization to purchase up to an additional 2 million shares through September 2005. From time to time, the Company intends to make purchases of additional shares of its common stock under its Stock Repurchase Program depending on market conditions.

CONFERENCE CALL INFORMATION

Lightbridge will conduct a conference call today, Wednesday, April 28, 2004 at 5:30 pm (Eastern) to discuss the information contained in this news release. Investors wishing to listen to a webcast of the conference call should link to the "Investor Relations" section of www.lightbridge.com at least 15 minutes prior to the broadcast and follow the instructions provided to assure the necessary audio applications are downloaded and installed. The call will be available online at the Company's website for one week. The call can also be accessed live over the phone by dialing 1-888-802-8576 or for international callers by dialing 1-973-935-8515. A replay of the call will be available one hour after the call and can be accessed by dialing 1-877-519-4471 and entering pass code number: 4610360. The replay will be available until May 5, 2004.

ABOUT LIGHTBRIDGE

Lightbridge is a leading provider of technology services and software that manage customer transactions. The Lightbridge suite of solutions leverages both intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses around the world use Lightbridge to manage their customer transactions so they can make smarter decisions, deliver better services, provide secure payments and optimize the Lifetime Value of their customers. For more information, visit www.lightbridge.com or call 1-800-LIGHTBR.

ABOUT INFOSPACE

InfoSpace, Inc. (Nasdaq: INSP) is a diversified technology and services company that develops Internet and wireless solutions for a wide range of customers. InfoSpace Search & Directory provides Web search and online directory products that help users find the information they need while creating opportunities for merchants. InfoSpace Mobile develops infrastructure, tools and applications that enable carriers and content providers to efficiently develop and deliver mobile data services across multiple devices. More information can be found at http://www.infospaceinc.com.


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               LIGHTBRIDGE REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS - PAGE 5


CONTACTS:

SUSAN GRIFFIN                GLEN ZIMMERMAN                   BRAD COHEN/RAPHAEL GROSS
Investor Relations           Media Relations                  IR Counsel to Lightbridge
Lightbridge, Inc.            Lightbridge, Inc.                ICR, Inc.
781/359-4854                 781/359-4705                     203/222-9013
sgriffin@lightbridge.com     gzimmerman@lightbridge.com       BCOHEN@ICR-ONLINE.COM

AUTHORIZE.NET, LIGHTBRIDGE and the Lightbridge logo are registered trademarks of Lightbridge, Inc. or its subsidiaries. All other trademarks or registered trademarks are the properties of their respective owners.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release that are not historical facts, including, without limitation, those relating to the business outlook and trends in the future, the Company's plans and strategies for the future including, without limitation, plans to expand into new and existing markets, increase profitability and grow its business, and the financial guidance for the second quarter of 2004 and for the Authorize.Net business are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company's revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry, payment processing industry, and other markets in which the Company does business that may affect both the Company and its clients, (iv) current and future economic conditions generally and particularly in the telecommunications industry, (v) uncertainties about the Company's ability to execute on, and about the impact on the Company's business and operations of, its objectives, plans or strategies as a result of potential technological, market or competitive factors, or the acquisition of Authorize.Net, (vi) the impact of restructuring and other charges on the Company's business and operations, (vii) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the acquisition of Authorize.Net, (viii) the industry risks associated with Authorize.Net's business and operations including, without limitation, illegal or improper uses of Authorize.Net's payment system, changes or failures to comply with credit card association rules, governmental regulation and the application of existing laws to Authorize.Net's business and dependence on relationships with third party payment processors, and (ix) the factors disclosed in the Company's filings with the U.S. Securities and Exchange Commission including, without limitation, its 2003 Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements.


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               LIGHTBRIDGE REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS - PAGE 6


LIGHTBRIDGE, INC. AND SUBSIDIARIES

UNAUDITED, CONDENSED, CONSOLIDATED

TABLE 1: FINANCIAL HIGHLIGHTS (QUARTERLY COMPARISON)



(In millions, except %)

                                           Quarter Ended    Quarter Ended         %         Quarter Ended            %
                                           Mar. 31, 2004    Dec. 31, 2003       Change      Mar. 31, 2003         Change
                                           -------------    -------------       ------      -------------         ------
Revenues:
   Transaction                                 $  20.6          $  21.7            (5.1%)       $  19.8              4.0%
   Software licensing                              2.5              0.5           364.9%            1.6             56.3%
   Consulting and services                         5.6              7.8           (27.9%)           6.3            (11.1%)
   Hardware                                        1.0              0.7            35.0%            0.7             37.7%
                                               -------          -------         -------         -------          -------
     Total revenues                            $  29.7          $  30.7            (3.4%)       $  28.4              4.5%
                                               -------          -------         -------         -------          -------

Net income (loss)                              $  (0.7)         $   0.9          (181.8%)       $  (0.4)           102.5%
                                               =======          =======         =======         =======          =======
Weighted average shares                           27.0             27.4            (1.7%)          27.3             (1.3%)
                                               =======          =======         =======         =======          =======
EPS (loss)                                     $(0.027)         $  0.03          (183.2%)       $ (0.01)           105.2%
                                               =======          =======         =======         =======          =======
Total Cash and Short-Term Investments          $  49.4          $ 133.5           (63.0%)       $ 135.6            (63.6%)
                                               =======          =======         =======         =======          =======


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               LIGHTBRIDGE REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS - PAGE 7


LIGHTBRIDGE, INC. AND SUBSIDIARIES
UNAUDITED, CONDENSED, CONSOLIDATED
TABLE 2: STATEMENT OF OPERATIONS (QUARTER ENDED)

(In thousands, except per share data)


                                        Quarter Ended       % Total     Quarter Ended     % Total          $                %
                                        Mar. 31, 2004       Revenue     Mar. 31, 2003     Revenue      Difference      Difference
                                        -------------       -------     -------------     -------      ----------      ----------
Revenues:
Transaction                                $ 20,566            69.4%      $ 19,783            69.6%      $    783             4.0%
Software licensing                            2,521             8.5%         1,606             5.7%           915            57.0%
Consulting and services                       5,574            18.8%         6,291            22.1%          (717)          (11.4%)
Hardware                                        965             3.3%           743             2.6%           222            29.9%
                                           --------      ----------       --------      ----------       --------      ----------
     Total revenues                          29,626           100.0%        28,423           100.0%         1,203             4.2%
                                           --------      ----------       --------      ----------       --------      ----------

Cost of revenues:
Transaction                                  12,302            41.5%        11,219            39.5%         1,083             9.7%
Software licensing                              621             2.1%           144             0.5%           477           331.1%
Consulting and services                       2,245             7.6%         2,901            10.2%          (656)          (22.6%)
Hardware                                        898             3.0%           568             2.0%           330            58.2%
                                           --------      ----------       --------      ----------       --------      ----------
     Total cost of revenues                  16,066            54.2%        14,832            52.2%         1,234             8.3%
                                           --------      ----------       --------      ----------       --------      ----------

Gross margin:
Transaction                                   8,264            27.9%         8,564            30.0%          (300)           (3.5%)
Software licensing                            1,900             6.4%         1,462             5.1%           438            30.0%
Consulting and services                       3,329            11.2%         3,390            11.9%           (61)           (1.8%)
Hardware                                         66             0.3%           175             0.7%          (109)          (62.0%)
                                           --------      ----------       --------      ----------       --------      ----------
     Total gross margin                      13,559            45.8%        13,591            47.7%           (32)           (0.2%)
                                           --------      ----------       --------      ----------       --------      ----------

Operating expenses:
Development costs                             6,973            23.5%         7,077            24.9%          (104)           (1.5%)
Sales and marketing                           3,752            12.7%         3,987            14.0%          (235)           (5.9%)
General and administrative                    3,519            11.9%         3,366            11.8%           153             4.6%
Purchased in-process R&D                        661             2.2%            --             0.0%           661              --
Restructuring costs                             499             1.7%            77             0.3%           422           547.9%
                                           --------      ----------       --------      ----------       --------      ----------
     Total operating expenses                15,404            52.0%        14,507            51.0%           897             6.2%
                                           --------      ----------       --------      ----------       --------      ----------

Income (loss) from operations                (1,845)           (6.2%)         (916)           (3.2%)         (929)          101.4%
Other income, net                               352             1.2%           470             1.7%          (118)          (25.0%)
                                           --------      ----------       --------      ----------       --------      ----------

Income (loss) before taxes                   (1,492)           (5.0%)         (446)           (1.6%)       (1,046)          234.6%
Provision (benefit) for income
taxes                                          (770)           (2.6%)          (89)           (0.3%)         (681)          765.1%
                                           --------      ----------       --------      ----------       --------      ----------
Net income (loss)                          $   (723)           (2.4%)     $   (357)           (1.3%)     $   (366)          102.4%
                                           ========      ==========       ========      ==========       ========      ==========

Weighted average shares                      26,950                        27,328
                                           ========                       =======
Diluted loss per share                     $ (0.027)                      $  (0.01)
                                           ========                       ========


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               LIGHTBRIDGE REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS - PAGE 8


LIGHTBRIDGE, INC. AND SUBSIDIARIES

UNAUDITED, CONDENSED, CONSOLIDATED

TABLE 3: BALANCE SHEETS

(In thousands)

Assets                                                          March 31, 2004     December 31, 2003
                                                                --------------     -----------------

Current assets:
     Cash and cash equivalents                                      $ 42,839             $ 69,685
     Short-term investments                                            6,530               63,803
                                                                    --------             --------
             Total cash and short term investments                    49,369              133,488

     Accounts receivable, net                                         21,115               20,071
     Deferred tax assets                                               3,267                3,267
     Other current assets                                              3,075                4,158
                                                                    --------             --------
          Total current assets                                        76,826              160,984

Property and equipment, net                                            8,726                9,408
Deferred tax assets                                                    4,553                4,553
Other assets, net                                                        442                  362
Goodwill                                                               1,664                1,664
Intangible assets, net                                                   798                  865
Unallocated purchase price                                            83,000                   --
                                                                    --------             --------
               Total assets                                         $176,009             $177,836
                                                                    ========             ========

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable and accrued liabilities                       $ 13,635             $ 15,205
     Deferred revenues                                                 6,540                5,461
     Reserve for restructuring                                         2,495                2,634
                                                                    --------             --------
          Total current liabilities                                   22,670               23,300
Long-term liabilities                                                     25                   33
                                                                    --------             --------
          Total liabilities                                           22,695               23,333
                                                                    --------             --------
Stockholders' equity:
          Total stockholders' equity                                 153,314              154,503
                                                                    --------             --------
               Total liabilities and stockholders' equity           $176,009             $177,836
                                                                    ========             ========